Exhibit 99.1

Republic Bank & Trust Company Expands Its Florida Market Footprint with the Acquisition of Cornerstone Community Bank

LOUISVILLE, Ky.--(BUSINESS WIRE)--October 7, 2015--Republic Bancorp, Inc. (NASDAQ: RBCAA) (“Republic” or the “Company”), the parent company of Republic Bank & Trust Company (“RB&T”), and Cornerstone Bancorp, Inc. (“Cornerstone”), the parent company of Cornerstone Community Bank (“CCB”), today announced the signing of an Agreement and Plan of Merger (the “Agreement”) under which Republic will acquire Cornerstone, with CCB merging into RB&T. Cornerstone and CCB are headquartered in St. Petersburg, Florida.

Under the terms of the Agreement, the Company will acquire all of Cornerstone’s outstanding common stock in an all-cash transaction, resulting in a total cash payment to Cornerstone’s existing shareholders and stock option holders of approximately $32.3 million. Republic will fund the cash payment through existing resources on-hand.

Steve Trager, Chairman & CEO of Republic, commented: “Republic has long had a desire to expand our presence in the Tampa-St. Petersburg-Clearwater area by acquiring another institution that embodies our values as a community-based financial institution with a focus on strong credit quality. We believe Cornerstone, which is located in St. Petersburg, is a perfect fit for our culture and our future business plans in Florida. We are very excited about the long-term prospects this acquisition presents to our shareholders in one of the premier growth states in the United States.”

As of September 30, 2015, Cornerstone, which began operations in 1999, had total assets of approximately $243 million with total loans of approximately $183 million and total deposits of approximately $206 million. The merger is expected to be accretive to Republic’s Diluted Earnings per Class A Common share during the first twelve months, post-acquisition. Upon consummation of the merger, RB&T will have six banking centers in the Tampa-St. Petersburg-Clearwater metropolitan area and 44 banking centers throughout Republic’s entire network.

David Feaster, President & CEO of Cornerstone, stated, “Our board of directors is proud of Cornerstone’s 16 year record of serving its community. Given the current climate of increased regulatory oversight, which is keenly felt by community banks, and the competitive need for continued capital intensive technological advances, we believe that Cornerstone can better fulfill the long-term banking needs of its clients by combining with a larger institution having a similar operating philosophy with greater capital and resources. The board is impressed with Republic’s corporate culture and commitment to personal client service. Our associates are excited about the breadth of products and services that they will soon be able to offer as part of the Republic family.”

Feaster further commented, “I plan to continue my career in banking with my new leadership role at Republic as a Market President as we strive to further grow our Florida franchise. Cornerstone customers should expect the same high touch personal service they are accustomed to, with more and better bells and whistles. In our daily business, we strive to make our customer transactions beneficial for both sides. Accordingly, we believe this deal is a win for our customers, our shareholders, and Republic Bank.”

The completion of the transaction is subject to regulatory approval and approval by Cornerstone’s shareholders with an anticipated closing date during the first quarter of 2016.

Republic Bancorp, Inc. (the “Company”) is the parent company of Republic Bank & Trust Company (the “Bank”). The Bank currently has 40 banking centers: 32 banking centers in 12 Kentucky communities - Covington, Crestwood, Elizabethtown, Florence, Frankfort, Georgetown, Independence, Lexington, Louisville, Owensboro, Shelbyville and Shepherdsville; three banking centers in southern Indiana – Floyds Knobs, Jeffersonville and New Albany; two banking centers in Florida – Port Richey and Temple Terrace; two banking centers in Tennessee – Cool Springs (Franklin) and Green Hills (Nashville); and one banking center in Blue Ash (Cincinnati), Ohio. The Bank offers internet banking at www.republicbank.com. The Company has $4.0 billion in assets and is headquartered in Louisville, Kentucky. The Company’s Class A Common Stock is listed under the symbol “RBCAA” on the NASDAQ Global Select Market.

Republic Bank. It’s just easier here SM.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements in the preceding paragraphs are based on our current expectations and assumptions regarding our business, the business of Cornerstone and its affiliates, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements. We caution you, therefore, against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements include the ability for Cornerstone to receive shareholder approval for the Agreement, for all parties to receive regulatory approvals as provided for in the Agreement, the ability to grow CCB loan and deposit balances post-acquisition, unanticipated post-acquisition loan losses for Republic on CCB-originated loans, the ability of Republic to integrate acquired operations including obtaining synergies, integration objectives and anticipated timelines, the ability of Republic to integrate, manage and keep secure our information systems, and other factors set forth as “Risk Factors” at Part II, Item 1A in the Company’s Form 10-K for the period ended December 31, 2014.

Any forward-looking statement made by us in this press release speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

CONTACT:
Republic Bancorp, Inc.
Steve Trager, 502-561-7122
Chairman & Chief Executive Officer